Exhibit 99.1

News Release

Contacts:

MEDIA:	INVESTORS/ANALYSTS:
Greg Gable	Rich Fowler
Charles Schwab	Charles Schwab
Phone: 415-667-0473	Phone: 415-667-1841

THE CHARLES SCHWAB CORPORATION ANNOUNCES REDEMPTION OF TRUST PREFERRED SECURITIES

SAN FRANCISCO, July 31, 2012 - The Charles Schwab Corporation (the “Company”) announced today its decision to redeem all of the Fixed to Floating Rate Trust Preferred Securities issued by Schwab Capital Trust I (the “Trust Preferred Securities”). The Trust Preferred Securities are being redeemed, along with the common securities issued by Schwab Capital Trust I and held by the Company, as a result of the concurrent redemption in whole by the Company of the junior subordinated notes held by Schwab Capital Trust I which underlie the Trust Preferred Securities.

The redemption date for the Trust Preferred Securities will be August 31, 2012, and the redemption price will be 100% of the liquidation amount of each Trust Preferred Security, plus accumulated and unpaid distributions up to and including the redemption date. After the redemption date, the Trust Preferred Securities will no longer be outstanding and distributions will no longer accrue on the Trust Preferred Securities.

On June 7, 2012, the Board of Governors of the Federal Reserve System issued a notice of proposed rulemaking that would implement the capital requirements of the Dodd Frank Act and BASEL III, including the phase-out of the Tier 1 capital treatment for trust preferred securities. The Company has determined that a “capital treatment event” as defined under the terms of the Trust Preferred Securities has resulted from the requirements in the notice of proposed rulemaking and, accordingly, the Company has the contractual right to redeem the Trust Preferred Securities in whole but not in part.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any security.

About Charles Schwab

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with more than 300 offices and 8.7 million client brokerage accounts, 1.52 million corporate retirement plan participants, 822,000 banking accounts, and $1.80 trillion in client assets. The company was ranked “Highest in Investor Satisfaction with Self-Directed Services” in the 2012 U.S. Self-Directed Investor Satisfaction StudySM from J.D. Power and Associates. Through its operating subsidiaries, the company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, http://www.sipc.org), and affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its banking subsidiary, Charles Schwab Bank (member FDIC and an Equal Housing Lender), provides banking and mortgage services and products. More information is available at www.schwab.com and www.aboutschwab.com.

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